CACI to Acquire net.com's Federal Services Business
Deal Gives CACI Full-Service Network Solutions Set

Arlington, Va., October 19, 2000 -- CACI International Inc (NASDAQ: CACI) announced today that it has signed a definitive agreement to purchase the services and related assets of N.E.T. Federal Inc. a subsidiary of Network Equipment Technologies, Inc now doing business as net.com (NYSE: NWK). CACI will pay net.com $25 million in cash on closing, which is expected to occur before the end of the calendar year. Additional payments of up to $15 million may also be made based upon achievement of specific milestones. A royalty agreement also offers net.com the opportunity to achieve approximately $10 million of additional consideration over a five-year period based on the future performance of both organizations. The transaction will be financed through the CACI's existing credit facility. N.E.T. Federal Services revenues for its most recent fiscal year were approximately $50 million. The transaction is anticipated to be accretive during CACI's fiscal year. The acquisition of the network-focused N.E.T. Federal Services organization will give CACI expanded capabilities in network services, especially for federal clients across Defense and civilian agencies. The acquisition supports CACI's strategic plans for expansion of both the client base and solutions set within its network services capabilities. CACI will discuss its plans for the acquisition of the N.E.T. Federal Services business during its quarterly financial conference call scheduled for 10:00 AM EST today.

N.E.T. Federal Inc. is headquartered in Vienna, Virginia, with approximately 185 employees working primarily at client locations around the world. With over 90% of the workforce possessing Secret or Top Secret clearances, the company provides secure network services offerings that include network engineering and design, implementation, installation, and integration, as well as network maintenance and management. Clients include intelligence agencies and major departments within the government.

According to CACI, Inc. President Ken Johnson, "In combining N.E.T. Federal Services and CACI, we will create a single, focused provider of network services capable of addressing each stage of network development and management. N.E.T. Federal's approach to secured, sensitive network services, combined with our network and systems integration and information assurance expertise, assures clients of safe, high-quality, high-end network solutions." Johnson added "the strategic alliance being put in place between CACI and the net.com parent will create a powerful platform for continued growth in the federal sector for both partners."

Hubert "Bert" Whyte, President and Chief Executive Officer of net.com stated, "We are receiving strong endorsement that net.com's future success resides in the IP service creation opportunity, and will continue to direct our efforts to that area. The increased focus this deal brings to our organization enhances our ability to remain competitive and achieve that success. While building a solid foundation for our service creation initiatives, we are also supporting our Federal product lines and ensuring the best ongoing service to our government customers with this action."

CACI Chairman and CEO Dr. J.P. (Jack) London stated, "N.E.T. Federal Services is an excellent fit with CACI's capabilities and growth plans. They bring outstanding talent and expertise, as well as solid, long-term client relationships. Moreover, several of their key clients, such as the Defense Information Services Agency, Department of State, and the FAA are organizations CACI already supports, giving us great synergy in these areas and expanding our ability to provide secure, comprehensive network solutions for these clients. London continued, "CACI began moving into the network and telecommunications arena in the mid-90s, as a significant thrust within our strategic growth plans. This acquisition continues our move to the forefront of the managed network services sector. It enables us to provide a higher level of services to the intelligence community and national intelligence agencies. It also moves our managed network services business base to approximately 18-20 percent of our anticipated FY01 revenue. We are also very pleased with the pace of our mergers and acquisitions program, which continues to produce top deals that are accretive, generate business growth and enhance shareholder value."

About CACI
CACI International Inc, a member of the Russell 2000 and S&P SmallCap 600 indices, is a worldwide leader in information technology, e-Business, and networld solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's net economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, e-Commerce, information assurance, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 4,800 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at www.caci.com.

About net.com
Network Equipment Technologies, doing business as net.com, is a global networking company that equips service providers to achieve competitive differentiation through the rapid creation and delivery of services. net.com pioneered the concept of multiservice networking used by service providers, government organizations and businesses worldwide. For further information, visit the first address in networking: http://www.net.com.

There are statements made above which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: changes in interest rates; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; and other risks described in the Company's Securities and Exchange Commission filings.

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CACI Investor contact:	CACI Media contact:	net.com contact:

David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com	Brenda Ropoulos Director of Corporate Relations (510) 574-2508